EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

United Health Products, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (4)	Proposed Maximum Offering Price		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (AMPA Shares)	Rule 457(c)	15,000,000	$0.0563	(1)	$844,500.00	0.00013810	$116.63
Equity	Common Stock (Underlying the Commitment Warrant)	Rule 457(g)	3,484,321	$0.07462	(2)	$260,000.03	0.00013810	$35.91
Equity	Common Stock (Conversion Shares)	Rule 457(c)	7,184,967	$0.0563	(1)	$404,513.64	0.00013810	$55.86
Total Offering Amounts						$1,509,013.68		$208.40
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$208.40

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Company’s common stock on the OTCQB on January 14, 2026.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on the $0.07462 exercise price of the Commitment Warrant

(3)

Pursuant to Rule 416 under the Securities Act, the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.